SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                AMENDMENT NO. 1

                                       TO

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          GT Interactive Software Corp.
                          -----------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)


                                   36236E 10 9
                                   -----------
                                 (CUSIP Number)

                                   ----------


                               Page 1 of 17 Pages

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 2 of 17 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Joseph Cayre

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      6,694,756
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         6,694,756
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         6,694,756

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         10.1%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  IN
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 3 of 17 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Joseph Cayre Grantor Retained Annuity Trust
                    u/a/d/ 12/10/95, Trina Cayre, Trustee

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      75,244
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         75,244
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         75,244

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.1%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 4 of 17 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Michael Cayre Irrevocable Grantor Trust u/a/d 2/22/95,
                    Trina Cayre, Trustee

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      1,814,847
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         1,814,847
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         1,814,847

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.7%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 5 of 17 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Steven Cayre Irrevocable Grantor Trust u/a/d 2/22/95,
                    Trina Cayre, Trustee

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      1,814,847
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         1,814,847
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         1,814,847

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.7%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 6 of 17 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Daniel Cayre Irrevocable Grantor Trust u/a/d 2/22/95,
                    Trina Cayre, Trustee

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      1,814,847
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         1,814,847
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         1,814,847

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.7%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 7 of 17 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Grace E. Cayre Irrevocable Grantor Trust u/a/d 2/22/95,
                    Trina Cayre, Trustee

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      1,814,847
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         1,814,847
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         1,814,847

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.7%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

ITEM 1(A). NAME OF ISSUER:

         GT Interactive Software Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         16 East 40th Street, New York, NY 10016

ITEM 2(A). NAME OF PERSON FILING:

         Joseph  Cayre
         Joseph Cayre  Grantor  Retained  Annuity  Trust u/a/d  12/10/95,  Trina
           Cayre, Trustee
         Michael Cayre  Irrevocable  Grantor Trust u/a/d  2/22/95,  Trina Cayre,
           Trustee
         Steven Cayre  Irrevocable  Grantor  Trust u/a/d  2/22/95,  Trina Cayre,
           Trustee
         Daniel Cayre  Irrevocable  Grantor  Trust u/a/d  2/22/95,  Trina Cayre,
           Trustee
         Grace E. Cayre  Irrevocable  Grantor Trust u/a/d 2/22/95,  Trina Cayre,
           Trustee

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         The principal business office of each of Joseph Cayre, Joseph Cayre Grantor Retained Annuity Trust, Michael Cayre Irrevocable Grantor Trust, Steven Cayre Irrevocable Grantor Trust, Daniel Cayre Irrevocable Grantor Trust, and Grace E. Cayre Irrevocable Grantor Trust is 16 East 40th Street, New York, NY 10016.

ITEM 2(C). CITIZENSHIP:

         Joseph Cayre: United States of America

         Joseph Cayre  Grantor  Retained  Annuity  Trust u/a/d  12/10/95,  Trina
           Cayre, Trustee: New York

         Michael Cayre  Irrevocable  Grantor Trust u/a/d  2/22/95,  Trina Cayre,
           Trustee: New York

         Steven Cayre  Irrevocable  Grantor  Trust u/a/d  2/22/95,  Trina Cayre,
           Trustee: New York

         Daniel Cayre  Irrevocable  Grantor  Trust u/a/d  2/22/95,  Trina Cayre,
           Trustee: New York

         Grace E. Cayre  Irrevocable  Grantor Trust u/a/d 2/22/95,  Trina Cayre,
           Trustee: New York

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

         Common Stock, $.01 par value (the "Common Stock")

ITEM 2(E). CUSIP NUMBER:

           36236E 10 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

           Not applicable

ITEM 4.    OWNERSHIP.

Joseph Cayre:

           (a)  Amount beneficially owned:  6,694,756 shares
           (b)  percent of class:  10.1%
           (c)  Number of shares as to which such person has:
                (i) Sole power to vote or to direct the vote 6,694,756
                (ii) Shared power to vote or to direct the vote Not Applicable
                (iii) Sole power to dispose or to direct the disposition of 6,694,756
                (iv) Shared power to dispose or to direct the disposition of Not Applicable

Joseph Cayre Grantor Retained Annuity Trust u/a/d 12/10/95,
  Trina Cayre, Trustee:

           (a)  Amount beneficially owned:  75,244 shares
           (b)  percent of class:  0.1%
           (c)  Number of shares as to which such person has:
                (i) Sole power to vote or to direct the vote 75,244
                (ii) Shared power to vote or to direct the vote Not Applicable
                (iii) Sole power to  dispose  or to direct  the  disposition  of
                75,244
                (iv) Shared power to dispose or to direct the disposition of Not Applicable

Michael Cayre Irrevocable Grantor Trust u/a/d 2/22/95, Trina Cayre, Trustee:

           (a)  Amount beneficially owned:  1,814,847 shares
           (b)  percent of class:  2.7%
           (c)  Number of shares as to which such person has:
                (i) Sole power to vote or to direct the vote 1,814,847
                (ii) Shared power to vote or to direct the vote Not Applicable
                (iii) Sole power to dispose or to direct the disposition of 1,814,847
                (iv) Shared power to dispose or to direct the disposition of Not Applicable

Steven Cayre Irrevocable Grantor Trust u/a/d 2/22/95, Trina Cayre, Trustee:

           (a)  Amount beneficially owned:  1,814,847 shares
           (b)  percent of class:  2.7%
           (c)  Number of shares as to which such person has:

                (i) Sole power to vote or to direct the vote 1,814,847

                (ii) Shared power to vote or to direct the vote Not Applicable
                (iii) Sole power to dispose or to direct the disposition of 1,814,847
                (iv) Shared power to dispose or to direct the disposition of Not Applicable

Daniel Cayre Irrevocable Grantor Trust u/a/d 2/22/95, Trina Cayre, Trustee:

           (a)  Amount beneficially owned:  1,814,847 shares
           (b)  percent of class:  2.7%
           (c)  Number of shares as to which such person has:
                (i) Sole power to vote or to direct the vote 1,814,847
                (ii) Shared power to vote or to direct the vote Not Applicable
                (iii) Sole power to dispose or to direct the disposition of 1,814,847
                (iv) Shared power to dispose or to direct the disposition of Not Applicable

Grace E. Cayre Irrevocable Grantor Trust u/a/d 2/22/95, Trina Cayre, Trustee:

           (a)  Amount beneficially owned:  1,814,847 shares
           (b)  percent of class:  2.7%
           (c)  Number of shares as to which such person has:
                (i) Sole power to vote or to direct the vote 1,814,847
                (ii) Shared power to vote or to direct the vote Not Applicable
                (iii) Sole power to dispose or to direct the disposition of 1,814,847
                (iv) Shared power to dispose or to direct the disposition of Not Applicable

           Joseph Cayre is the beneficiary of the reporting Grantor Retained Annuity Trust (the "GRAT"). The beneficiaries of the reporting Irrevocable Grantor Trusts (together with the GRAT, the "Trusts") are children of Joseph and Trina Cayre. Trina Cayre, the wife of Joseph Cayre, is the trustee of the Trusts. The filing of this Schedule 13G shall not be construed as an admission that Joseph Cayre is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any of the Common Stock held by the Irrevocable Grantor Trusts.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           See Exhibit 1, Agreement of joint filing pursuant to Rule 13d(1)-f promulgated under the Securities Exchange Act of 1934.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable

ITEM 10.   CERTIFICATION.

           Not applicable

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 28, 1997

                                                    /s/ JOSEPH CAYRE
                                              ---------------------------------
                                                        Joseph Cayre

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997





                                     Joseph Cayre Grantor Retained Annuity
                                       Trust u/a/d 2/22/95, Trina Cayre, Trustee



                                     By: /s/ TRINA CAYRE
                                     -----------------------------------------
                                             Trina Cayre
                                     Title:  Trustee

                                    SIGNATURE

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997




                                   Michael Cayre Irrevocable Grantor Trust u/a/d
                                     2/22/95, Trina Cayre, Trustee




                                   By: /s/ TRINA CAYRE
                                   -----------------------------------------
                                           Trina Cayre
                                   Title:  Trustee

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997




                                   Steven Cayre Irrevocable Grantor Trust u/a/d
                                     2/22/95, Trina Cayre, Trustee





                                   By: /s/ TRINA CAYRE
                                   -----------------------------------------
                                           Trina Cayre
                                   Title:  Trustee

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997




                                   Daniel Cayre Irrevocable Grantor Trust u/a/d
                                     2/22/95, Trina Cayre, Trustee




                                   By: /s/ TRINA CAYRE
                                   -----------------------------------------
                                           Trina Cayre
                                   Title:  Trustee

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997




                                  Grace E. Cayre Irrevocable Grantor Trust u/a/d
                                    2/22/95, Trina Cayre, Trustee



                                   By: /s/ TRINA CAYRE
                                   -----------------------------------------
                                           Trina Cayre
                                   Title:  Trustee

                                    EXHIBIT 1

                            AGREEMENT OF JOINT FILING


         Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 28, 1997.

                                     /s/ JOSEPH CAYRE
                                 ------------------------------------------
                                         Joseph Cayre


                                 Joseph Cayre Grantor Retained Annuity Trust
                                   u/a/d 12/10/95, Trina Cayre, Trustee


                                 By: /s/ TRINA CAYRE
                                 -----------------------------------------
                                         Trina Cayre
                                 Title:  Trustee


                                 Michael Cayre Irrevocable Grantor Trust
                                   u/a/d 2/22/95, Trina Cayre, Trustee


                                 By: /s/ TRINA CAYRE
                                 -----------------------------------------
                                         Trina Cayre
                                 Title:  Trustee


                                 Steven Cayre Irrevocable Grantor Trust
                                   u/a/d 2/22/95, Trina Cayre, Trustee


                                 By: /s/ TRINA CAYRE
                                 -----------------------------------------
                                         Trina Cayre
                                 Title:  Trustee

                                 Daniel Cayre Irrevocable Grantor Trust
                                   u/a/d 2/22/95, Trina Cayre, Trustee


                                 By: /s/ TRINA CAYRE
                                 -----------------------------------------
                                         Trina Cayre
                                 Title:  Trustee


                                 Grace E. Cayre Irrevocable Grantor Trust
                                   u/a/d 2/22/95, Trina Cayre, Trustee


                                 By: /s/ TRINA CAYRE
                                 -----------------------------------------
                                         Trina Cayre
                                 Title:  Trustee